Business Equity Purchase Agreement

Purchaser: Romulo "Roy" Roderiques of 9904 Long Cattle Ave. Las Vegas NV 89117

Seller: MK Automotive, Inc of 5833 W. Tropicana, Las Vegas NV 89103

Amount of Purchase: $150,000

Terms: $20,000 down payment previously received by seller in December 2009, $130,000 due on or about February 15th as Roy's funds become available, and in no case later than February 28th 2010.

Effective Date: Roy is already working at the store. Ownership will transfer on March 1st 2010.

Description of Purchase: Roy is purchasing the ongoing business franchise operations of the Autotech Henderson store located at 704 S. Boulder Hwy, Henderson Nevada 89015. The business operations are being purchased and no hard assets are included. Roy will become the owner operator of the location, subject to terms of the Autotech and Mikes Master Mechanics franchise agreement executed concurrent with this purchase agreement.

Financing: Related party financing has been arranged for Roy. All business operations are subject to repossession by seller in the event of any default, and any payments made prior to default are non-refundable, considered liquidated damages compensating seller for the default. In addition, Roy personally guarantees all payments.

Accounting and Support: Seller will continue intellectual support of the store in the same manner as prior to the sale. Buyer can expect to participate in management meetings, advertising campaigns and have access to the same human capital as all other stores in the chain. Accounting will be performed in a joint effort with Roy, to the same standard and in the same format as prior to the sale. In concept, the store will continue as part of the group with the main difference being Roy is now the owner operator and assumes the associated profit risks and rewards along with other typical functions such as staffing and paying taxes.

Agreed to Date: 2/16/2010

Buyer by Romulo Roderiques ____________________

Seller MK Automotive Inc. by Mike Murphy ____________________